Exhibit 99.1

New York Community Bancorp, Inc. Reports 2Q 2016 Diluted Earnings Per Share of $0.26

Board of Directors Declares $0.17 per Share Quarterly Cash Dividend

Second Quarter 2016 Highlights

  Strong Earnings and Returns:
    The Company generated 2Q 2016 earnings of $126.5 million, providing a 1.04% return on average assets and an 8.39% return on average stockholders’ equity.
    The 2Q 2016 returns on average tangible assets and average tangible stockholders’ equity were 1.10% and 14.12%, respectively. (1)
  Solid Net Interest Margin:
    The Company’s margin rose five basis points (“bps”) sequentially and 35 bps year-over-year to 2.99%.
    Prepayment income contributed 24 bps to the 2Q 2016 margin, as compared to 22 and 29 bps, respectively, in the trailing and year-earlier three months.
    Excluding prepayment income (i.e., on a non-GAAP basis), the Company’s margin would have risen three bps sequentially.(2)
  Loan Production:
    Loan originations totaled $4.0 billion in the current second quarter, far exceeding the pipeline reported in the Company’s April release.
    Originations for investment represented $2.7 billion of the quarter’s loan production, including $1.7 billion of multi-family loans.
  Continued Held-for-Investment (“HFI”) Loan Growth:
    HFI multi-family loans rose $778.1 million in the six months ended 6/30/2016 to $26.8 billion.
    Sales of multi-family loan participations totaled $865.3 million in 1H 2016, including $426.4 million in 2Q 2016.
    Total non-covered HFI loans rose $1.0 billion in the six months ended 6/30/2016 to $36.8 billion.
  Exceptional Asset Quality:
    Non-performing non-covered assets totaled $58.7 million, representing 0.12% of total non-covered assets at 6/30/2016.
    Non-performing non-covered loans totaled $45.9 million, representing 0.12% of total non-covered loans at that date.
  Strong Efficiency:
    The Company’s efficiency ratio was 43.82% in 2Q 2016. (3)
  Solid Capital:
    At 6/30/2016, stockholders’ equity represented 12.32% of total assets.
    Tangible stockholders’ equity represented 7.73% of tangible assets at that date. (1)

WESTBURY, N.Y.--(BUSINESS WIRE)--July 27, 2016--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $126.5 million, or $0.26 per diluted share, for the three months ended June 30, 2016 and $256.4 million, or $0.52 per diluted share, for the six months ended at that date.

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(1)	“Tangible assets” and “tangible stockholders’ equity” are non-GAAP financial measures. Please see the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.
(2)	“Adjusted net interest margin” is a non-GAAP financial measure. Please see the discussion and reconciliation of our adjusted net interest margin to our GAAP net interest margin on page 7 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

Commenting on the Company’s second quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, “While continuing our preparations for the transition to SIFI status, we also maintained our focus on our primary business: the origination of high-quality multi-family loans. Although portfolio growth was tempered by the strategic sale of $426.4 million through participations, the balance of multi-family loans grew at an annualized rate of 5.2% to $26.8 billion, driven by originations of $1.7 billion in the past three months alone. Excluding second-quarter sales, the balance would have risen at an annualized rate of 11.7%.

“Another achievement I’d like to note is our passage of a milestone, as the balance of specialty finance loans exceeded $1 billion. The performance of this portfolio has been stellar from the onset, supporting the exceptional quality of our loan portfolio.

“That quality was again conveyed at the end of the second quarter in the balance of non-performing non-covered loans and assets and their respective ratios. Reflecting declines in non-performing non-covered loans and OREO, the balance of non-performing assets fell $5.9 million sequentially, to $58.7 million, representing 0.12% of total non-covered assets at quarter-end. Similarly, non-performing non-covered loans represented 0.12% of total non-covered loans at the end of the second quarter, with the balance having declined $3.3 million sequentially to $45.9 million.

“Another highlight of the quarter was the expansion of our margin: five basis points sequentially and 35 basis points year-over year. While the linked-quarter increase was attributable to a rise in prepayment income, the year-over-year increase was, to a large extent, driven by the strategic debt repositioning we completed in the fourth quarter of 2015.

“Excluding prepayment income (i.e., on a non-GAAP basis), our second quarter margin would have risen three basis points sequentially and 40 basis points year-over-year. (2)

“Reflecting these factors, and others described in the pages that follow, we generated earnings of $126.5 million in the second quarter, equivalent to $0.26 per diluted share.”

Board of Directors Declares $0.17 per Share Dividend Payable on August 19, 2016

“In view of the strength of our earnings and our solid capital position, the Board of Directors last night declared a quarterly cash dividend of $0.17 per share. The dividend will be payable on August 19, 2016 to shareholders of record as of August 8th, and represents a dividend yield of 4.6% based on last night’s closing price,” Mr. Ficalora said.

BALANCE SHEET SUMMARY

The Company recorded total assets of $49.0 billion at the end of the second quarter, reflecting a $520.2 million increase from the March 31st balance and a $1.3 billion reduction from the balance at December 31, 2015. The linked-quarter rise was primarily due to a $667.7 million increase in total loans, net, to $39.1 billion, which was tempered by a $244.2 million decline in securities to $4.0 billion. While loans, net, rose $1.1 billion in the six months ended June 30, 2016, the increase was exceeded by a $2.2 billion decline in securities, largely reflecting calls that occurred in the first three months of this year.

For the four quarters ended June 30, 2016, the Company's average total consolidated assets was $49.2 billion.

Loans

Covered Loans

Covered loans, net, represented $1.9 billion, or 4.8%, of total loans, net, at the end of the second quarter, a $164.5 million reduction from the balance at December 31st. The six-month decline was primarily due to repayments.

Accretion on the covered loan portfolio was $32.9 million in the current second quarter, as compared to $33.3 million and $34.1 million, respectively, in the trailing and year-earlier three months.

Non-Covered Loans Held for Investment

Non-covered loans held for investment totaled $36.8 billion at the end of the second quarter, up $624.6 million from the March 31st balance and $1.0 billion from the balance at December 31, 2015. The Company originated $2.7 billion of loans held for investment in the current second quarter, bringing the six-month total to $4.9 billion. Multi-family and commercial real estate (“CRE”) loans represented 66.5% and 11.2%, respectively, of the held-for-investment loans originated in the current six-month period.

The following table summarizes the Company’s production of loans held for investment for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015 and for the six months ended June 30, 2016 and 2015:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2016	2016	2015	2016	2015
Mortgage Loans Originated for Investment:
Multi-family	$1,672,759	$1,580,787	$2,581,987	$3,253,546	$4,256,433
Commercial real estate	465,710	81,423	484,264	547,133	1,095,138
One-to-four family	71,448	75,207	5,190	146,655	5,978
Acquisition, development, and construction	66,849	39,145	43,457	105,994	114,251
Total mortgage loans originated for investment	$2,276,766	$1,776,562	$3,114,898	$4,053,328	$5,471,800
Other Loans Originated for Investment:
Specialty finance	$341,031	$197,212	$296,369	$538,243	$527,039
Other commercial and industrial	129,702	170,359	72,859	300,061	164,360
Other	1,206	910	1,186	2,116	2,862
Total other loans originated for investment	$471,939	$368,481	$370,414	$840,420	$694,261
Total loans originated for investment	$2,748,705	$2,145,043	$3,485,312	$4,893,748	$6,166,061

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at June 30, 2016, March 31, 2016, and December 31, 2015:

(dollars in thousands)	June 30, 2016		March 31, 2016		December 31, 2015
Multi-Family Loan Portfolio:
Loans outstanding	$26,767,207		$26,423,675		$25,989,100
Percent of total held-for-investment loans	72.7%		73.0%		72.7%
Average principal balance	$5,368		$5,353		$5,307
Weighted average life	2.8	years	2.9	years	2.8	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,796,568		$7,679,780		$7,860,162
Percent of total held-for-investment loans	21.2%		21.2%		22.0%
Average principal balance	$5,482		$5,355		$5,376
Weighted average life	3.3	years	3.3	years	3.2	years

The growth of the multi-family and CRE loan portfolios reflected in the preceding table was tempered by sales of loans totaling $426.4 million and $19.9 million, respectively, in the current second quarter and by sales of loans totaling $865.3 million and $160.8 million, respectively, in the first six months of this year. Absent second-quarter sales, multi-family loans would have grown at an annualized rate of 11.7% over the course of the quarter, and CRE loans would have grown at an annualized rate of 7.1%.

In addition, the balance of held-for-investment loans at the end of the second quarter reflected the following activity:

  One-to-four family loans rose $60.2 million and $129.3 million, respectively, to $246.2 million from the balances recorded at March 31, 2016 and December 31, 2015;
  Acquisition, development, and construction (“ADC”) loans rose $16.4 million and $49.2 million, respectively, to $360.7 million; and
  Other loans rose $87.8 million and $144.3 million, respectively, to $1.6 billion. The respective increases were primarily due to the growth of the portfolio of specialty finance loans and leases, which rose $111.7 million and $127.1 million to $1.0 billion in the three and six months ended June 30, 2016, respectively. Other commercial and industrial (“C&I”) loans declined $22.1 million from the trailing quarter-end balance and rose $22.5 million to $592.6 million from the balance at December 31st.

Non-Covered Loans Held for Sale

The Company originated $2.2 billion of loans held for sale in the six months ended June 30, 2016, a $710.8 million reduction from the year-earlier amount. Second-quarter originations accounted for $1.3 billion of the current six-month volume, reflecting a linked-quarter increase of $378.0 million and a year-over-year reduction of $117.7 million.

Non-covered loans held for sale totaled $609.9 million at the end of the current second quarter, $138.6 million higher than the trailing quarter-end balance and $242.7 million higher than the balance at December 31st. In the three months ended June 30, 2016, the average balance of loans held for sale was $492.1 million, as compared to $348.1 million and $621.1 million, respectively, in the three months ended March 31, 2016 and June 30, 2015.

Pipeline

The Company has approximately $2.8 billion of loans in its current pipeline, including loans held for investment of approximately $1.8 billion and one-to-four family loans held for sale of approximately $1.0 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired, or “PCI,” loans) and non-covered other real estate owned ("OREO").

The quality of the Company’s assets was reflected in the June 30, 2016 balances of non-performing non-covered assets and loans, as compared to the respective balances at March 31, 2016 and December 31, 2015.

Non-performing assets declined $5.9 million and $2.2 million, respectively, over the three and six months ended June 30, 2016, to $58.7 million, representing 0.12% of total non-covered assets at that date. Included in the latter amount were non-performing non-covered loans of $45.9 million and OREO of $12.8 million, with the former reflecting respective reductions of $3.3 million and $922,000, and the latter reflecting respective reductions of $2.6 million and $1.3 million, over the corresponding periods.

The following table presents the Company’s non-performing non-covered loans and assets at the respective dates:

	June 30,	March 31,	December 31,
(in thousands)	2016	2016	2015
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$13,771	$15,900	$13,904
Commercial real estate	11,811	11,863	14,920
One-to-four family	9,952	11,172	12,259
Acquisition, development, and construction	--	--	27
Total non-accrual non-covered mortgage loans	$35,534	$38,935	$41,110
Other non-accrual non-covered loans	10,369	10,298	5,715
Total non-performing non-covered loans	$45,903	$49,233	$46,825
Non-covered other real estate owned	12,814	15,414	14,065
Total non-performing non-covered assets	$58,717	$64,647	$60,890

As indicated in the preceding table, the benefit of a $5.6 million decline in non-accrual non-covered mortgage loans to $35.5 million was largely offset by a $4.7 million increase in other non-accrual non-covered loans to $10.4 million from the balance recorded at December 31, 2015. This increase was primarily due to the transition to non-performing status of $5.5 million of taxi medallion loans.

The following table presents the Company's asset quality measures at June 30, 2016, March 31, 2016, and December 31, 2015:

	June 30,	March 31,	December 31,
	2016	2016	2015
Non-performing non-covered loans to total non-covered loans	0.12%	0.14%	0.13%
Non-performing non-covered assets to total non-covered assets	0.12	0.14	0.13
Allowance for losses on non-covered loans to non-performing non-covered loans (1)	329.67	302.77	310.08
Allowance for losses on non-covered loans to total non-covered loans (1)	0.41	0.41	0.41

(1) Excludes the allowance for losses on PCI loans.

The following table summarizes the Company’s net charge-offs (recoveries) for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015 and for the six months ended June 30, 2016 and 2015:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2016	2016	2015	2016	2015
Charge-offs:
Multi-family	$--	$--	$73	$--	$73
Commercial real estate	--	--	12	--	265
One-to-four family	107	46	85	153	317
Acquisition, development, and construction	--	--	--	--	--
Other	950	148	62	1,098	375
Total charge-offs	$1,057	$194	$232	$1,251	$1,030
Recoveries:
Multi-family	$--	$--	$(116)	$--	$(1,369)
Commercial real estate	(35)	(712)	(124)	(747)	(171)
One-to-four family	(226)	--	--	(226)	--
Acquisition, development, and construction	--	(167)	--	(167)	(100)
Other	(333)	(248)	(1,044)	(581)	(1,207)
Total recoveries	$(594)	$(1,127)	$(1,284)	$(1,721)	$(2,847)
Net charge-offs (recoveries)	$463	$(933)	$(1,052)	$(470)	$(1,817)
Net charge-offs (recoveries) to average loans (1)	0.00%	(0.00)%	(0.00)%	(0.00)%	(0.01)%

(1) Non-annualized

The following table presents the Company’s non-covered loans 30 to 89 days past due at June 30, 2016, March 31, 2016, and December 31, 2015:

	June 30,	March 31,	December 31,
(in thousands)	2016	2016	2015
Non-Covered Loans 30 to 89 Days Past Due:
Multi-family	$2,253	$760	$4,818
Commercial real estate	--	--	178
One-to-four family	574	380	1,117
Acquisition, development, and construction	--	--	--
Other	2,005	2,045	492
Total non-covered loans 30 to 89 days past due	$4,832	$3,185	$6,605

In the preceding table, the six-month rise in non-covered other loans 30 to 89 days past due was primarily attributable to taxi medallion loans.

Reflecting the six-month declines in non-performing non-covered assets and non-covered loans 30 to 89 days past due, total delinquencies fell $3.9 million from the balance at the end of December to $63.5 million at June 30, 2016. On a linked-quarter basis, total delinquencies fell $4.3 million, as the benefit of the decrease in non-performing non-covered assets was tempered by the impact of the $1.6 million increase in loans 30 to 89 days past due.

Securities

Securities represented $4.0 billion, or 8.1%, of total assets at the end of the current second quarter, a $244.2 million reduction from the March 31st balance and a $2.2 billion reduction from the balance at December 31st. The respective decreases were largely attributable to calls of securities as market interest rates continued to decline.

Funding Sources

Deposits totaled $28.9 billion at the end of the current second quarter, a $456.2 million increase from the balance at December 31st. The increase was primarily due to a $339.8 million rise in NOW and money market accounts to $13.4 billion and a $170.4 million rise in non-interest-bearing accounts to $2.7 billion. While the balance of certificates of deposit (“CDs”) rose $1.7 billion during this time to $7.0 billion, the benefit was exceeded by a $1.8 billion decline in savings accounts to $5.8 billion.

Borrowed funds, meanwhile, fell $1.8 billion from the year-end balance to $13.9 billion at June 30, 2016. The six-month decline was attributable to a $1.8 billion reduction in wholesale borrowings to $13.5 billion, representing 27.6% of total assets at that date.

Stockholders’ Equity

In the six months ended June 30, 2016, stockholders’ equity rose $104.4 million to $6.0 billion, representing 12.32% of total assets and a book value per share of $12.40 at that date. At December 31, 2015, stockholders’ equity totaled $5.9 billion, representing 11.79% of total assets and a book value per share of $12.24.

Excluding goodwill of $2.4 billion and core deposit intangibles (“CDI”) of $1.1 million from the respective balances of stockholders’ equity and total assets, tangible stockholders’ equity rose $105.9 million in the first six months of the year to $3.6 billion, representing 7.73% of tangible assets and a tangible book value per share of $7.40 at June 30, 2016. Excluding goodwill of $2.4 billion and CDI of $2.6 million, tangible stockholders’ equity totaled $3.5 billion at the end of December, representing 7.30% of tangible assets and a tangible book value per share of $7.21 at that date.

In addition, the regulatory capital ratios for the Company and its subsidiary banks continued to exceed the regulatory requirements for “well capitalized” classification, as indicated in the table located on the last page of this release.

Earnings Summary for the Three Months Ended June 30, 2016

The Company generated GAAP earnings of $126.5 million, or $0.26 per diluted share, in the current second quarter, as compared to $129.9 million, or $0.27 per diluted share, in the trailing quarter and to $123.7 million, or $0.28 per diluted share, in the year-earlier three months.

In connection with its proposed merger with Astoria Financial Corporation (NYSE: AF), the Company recorded merger-related expenses of $1.3 million and $1.2 million in the three months ended June 30, 2016 and March 31, 2016, respectively. There were no comparable expenses in the second quarter of 2015.

Net Interest Income

The Company recorded net interest income of $325.6 million in the current second quarter, $2.3 million less than the trailing-quarter level and $40.5 million greater than the year-earlier amount. The linked-quarter decline was the net effect of a $4.2 million decrease in interest income to $419.6 million and a $1.9 million decrease in interest expense to $94.0 million. The year-over-year increase was the net effect of a $2.0 million decline in interest income and a $42.5 million decline in interest expense.

Linked-Quarter Comparison

The linked-quarter decline in net interest income was primarily due to a $1.1 billion reduction in the average balance of interest-earning assets to $43.5 billion, as average securities and money market investments fell $1.6 billion in connection with the aforementioned high volume of securities calls. The impact of the latter decline was only partly offset by a 17-basis point rise in the average yield on such assets to 4.26%, even as the contribution of prepayment income from securities fell 13 basis points to 69 basis points. In addition, the average balance of loans rose $416.1 million to $38.9 billion and the average yield on such assets rose seven basis points to 3.82%. Prepayment income on loans contributed 19 basis points to that average, reflecting a linked-quarter increase of eight basis points.

The linked-quarter decline in net interest income was partly offset by the benefit of a $1.6 billion reduction in the average balance of interest-bearing liabilities to $39.6 billion, as a modest increase in average interest-bearing deposits was exceeded by a $1.7 billion decline in average borrowed funds. The latter decline was attributable to a reduction in short-term wholesale borrowings during the current second quarter, which contributed to an 11-basis point rise in the average cost of borrowed funds to 1.58%. Reflecting the latter increase and a more modest rise in the average cost of interest-bearing deposits, the average cost of interest-bearing liabilities was 0.96%.

Year-over-Year Comparison

The year-over-year rise in net interest income largely reflects the benefit of the strategic debt repositioning that took place in the fourth quarter of 2015, which resulted in a $43.5 million reduction in the interest expense from borrowed funds. While the average balance of borrowed funds fell $126.5 million year-over-year, the more significant factor was a 127-basis point decline in the average cost of such funds to 1.58%. These declines far exceeded the impact of a $196.0 million rise in the average balance of interest-bearing deposits and an equally modest rise in their average cost.

The year-over-year increase in net interest income was modestly tempered by a $2.0 million decline in interest income as the benefit of a $370.4 million rise in the average balance of interest-earning assets was exceeded by the impact of a five-basis point decline in the average yield. While the average balance of securities and money market investments fell $2.8 billion in connection with the increase in securities calls and repayments, the average balance of loans rose $3.1 billion during this time. Partly reflecting an 11-basis point decline in the contribution of prepayment income, the average yield on loans fell 19 basis points year-over-year, while the average yield on securities and money market investments rose 81 basis points. Prepayment income accounted for 40 basis points of this increase.

Net Interest Margin

In addition, the Company’s net interest margin rose five basis points sequentially and 35 basis points from the year-earlier measure to 2.99% in the second quarter of 2016. While the year-over-year increase largely reflects the decline in the average cost of funds attributable to the debt repositioning that occurred in last year’s fourth quarter, the linked-quarter rise largely reflects the decline in the average balance of interest-earning assets attributable to the significant reduction in average securities. In addition, prepayment income contributed 24 basis points to the margin in the current second quarter, as compared to 22 basis points and 29 basis points, respectively, in the trailing and year-earlier three months.

The following table summarizes the contribution of prepayment income from loans and securities to the Company’s interest income and net interest margin in the three months ended June 30, 2016, March 31, 2016, and June 30, 2015.

(in thousands)	June 30, 2016		March 31, 2016		June 30, 2015
Total interest income	$419,615		$423,810		$421,620

Prepayment income:
From loans	$18,192		$11,034		$26,726
From securities	8,052		12,696		5,297
Total prepayment income	$26,244		$23,730		$32,023

Net interest margin (including the contribution of prepayment income)	2.99%		2.94%		2.64%
Less:
Contribution of prepayment income to net interest margin:
From loans	16	bps	10	bps	24	bps
From securities	8		12		5
Total contribution of prepayment income to net interest margin	24	bps	22	bps	29	bps

Adjusted net interest margin (i.e., excluding the contribution of prepayment income)	2.75%		2.72%		2.35%

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect on our net interest income excluding the contribution of prepayment income. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

Provision for (Recovery of) Loan Losses

Provision for (Recovery of) Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the non-covered loan loss allowance, the Company recorded a $2.7 million provision for non-covered loan losses in the current second quarter, consistent with the provision recorded in the first quarter of this year. In the second quarter of 2015, the Company recovered $1.9 million from the allowance for losses on non-covered loans.

(Recovery of) Provision for Losses on Covered Loans

Reflecting an increase in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $1.8 million and $2.9 million from the allowance for covered loan losses in the three months ended June 30, 2016 and March 31, 2016, respectively. In the three months ended June 30, 2015, the Company recorded a $2.2 million provision for covered loan losses as the cash flows from certain pools of acquired covered loans was expected to decline.

The recoveries recorded in the three months ended June 30, 2016 and March 31, 2016 were largely offset by FDIC indemnification expense of $1.5 million and $2.3 million, respectively, while the provision recorded in the year-earlier second quarter was largely offset by FDIC indemnification income of $1.8 million. FDIC indemnification expense and income are recorded in “Non-interest income” as further discussed in the paragraph below.

Non-Interest Income

Non-interest income totaled $37.4 million in the current second quarter, $2.1 million higher than the trailing-quarter level and $24.5 million lower than the year-earlier amount.

The following factors contributed to the linked-quarter increase in non-interest income:

  Mortgage banking income rose $2.8 million to $7.0 million, as the impact of a $3.4 million decline in income from originations to $10.2 million was exceeded by a $6.2 million reduction in the loss on servicing. While the production of one-to-four family loans held for sale rose in the current second quarter, the level of income from originations recorded in the trailing quarter was increased by the reversal of $5.9 million from the representation and warranty reserve on such loans.
  While the servicing losses recorded in the first and second quarters of this year reflect the impact of interest rate volatility on the effectiveness of hedging, the servicing loss recorded in the first quarter was primarily attributable to a change in the valuation model assumptions relating to the Company’s mortgage servicing rights.

The linked-quarter increase in non-interest income was largely offset by a $2.5 million decline in bank-owned life insurance income to $6.8 million.

The following factors contributed to the year-over-year decline in non-interest income:

  Mortgage banking income fell $9.0 million, largely reflecting the $8.6 million difference between the $3.2 million servicing loss recorded in the current second quarter and the $5.4 million of servicing income recorded in the second quarter of 2015.
  Other income declined by $8.0 million from the year-earlier level which included a $7.8 million gain on the sale of a multi-family building that had been classified as OREO.
  The gain on sales of loans fell $2.9 million year-over-year to $5.9 million in the three months ended June 30, 2016.
  In contrast to the FDIC indemnification expense recorded in the current second quarter, the Company recorded FDIC indemnification income of $1.8 million in the second quarter of 2015.

The following table summarizes our mortgage banking income for the periods indicated:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2016	2016	2015	2016	2015
Mortgage Banking Income:
Income from originations	$10,194	$13,613	$10,560	$23,807	$26,075
Servicing (loss) income	(3,237)	(9,475)	5,408	(12,712)	8,299
Total mortgage banking income	$6,957	$4,138	$15,968	$11,095	$34,374

Non-Interest Expense

Non-interest expense totaled $160.9 million in the current second quarter, a $2.5 million increase from the trailing-quarter level and a $9.0 million increase from the year-earlier amount. Operating expenses accounted for $159.1 million of the current second-quarter total, reflecting a linked-quarter increase of $2.7 million and a year-over-year increase of $8.5 million.

The linked-quarter increase in operating expenses was due to an $8.3 million rise in general and administrative (“G&A”) expense to $49.5 million, primarily the result of an increase in FDIC deposit insurance premiums, professional fees, and non-income-related taxes. The increase in G&A expense was largely offset by the combination of a $3.5 million decline in compensation and benefits expense to $85.8 million and a $2.1 million decline in occupancy and equipment expense to $23.7 million.

The year-over-year increase in operating expenses was the net effect of an $8.0 million rise in G&A expense, a $2.8 million rise in compensation and benefits expense, and a $2.3 million reduction in occupancy and equipment expense. While the same factors that contributed to the linked-quarter rise in G&A expense contributed to the year-over-year increase, the rise in compensation and benefits expense was attributable to normal salary increases, the granting of performance-based stock-related incentives, and the expansion of certain back-office departments in anticipation of a transition to SIFI status.

Income Tax Expense

Income tax expense totaled $74.7 million in the current second quarter, modestly lower than the trailing-quarter level and $3.6 million higher than the year-earlier amount. The linked-quarter decrease was attributable to a $3.7 million decline in pre-tax income to $201.1 million and an increase in the effective tax rate to 37.13% from 36.58%. The year-over-year rise in income tax expense was attributable to a $6.4 million increase in pre-tax income and an increase in the effective tax rate from 36.48%.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $49.0 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.9 billion and 256 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, July 27, 2016, at 8:30 a.m. (Eastern Daylight Time) to discuss its second quarter 2016 earnings and strategies. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB”. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on July 31st, and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13639780. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 24, 2016.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters, including the proposed merger with Astoria Financial; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose, including regulatory approval of the proposed Astoria Financial merger; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2015 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION

	June 30,	December 31,
	2016	2015
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$674,289	$537,674
Securities:
Available-for-sale	154,270	204,255
Held-to-maturity	3,822,561	5,969,390
Total securities	3,976,831	6,173,645
Loans held for sale	609,894	367,221
Non-covered mortgage loans held for investment:
Multi-family	26,767,207	25,989,100
Commercial real estate	7,796,568	7,860,162
Acquisition, development, and construction	360,659	311,479
One-to-four family	246,183	116,841
Total non-covered mortgage loans held for investment	35,170,617	34,277,582
Other non-covered loans:
Commercial and industrial loans	1,602,648	1,453,039
Other loans	27,265	32,583
Total non-covered other loans held for investment	1,629,913	1,485,622
Total non-covered loans held for investment	36,800,530	35,763,204
Less: Allowance for losses on non-covered loans	(153,059)	(147,124)
Non-covered loans held for investment, net	36,647,471	35,616,080
Covered loans	1,890,883	2,060,089
Less: Allowance for losses on covered loans	(26,649)	(31,395)
Covered loans, net	1,864,234	2,028,694
Total loans, net	39,121,599	38,011,995
Federal Home Loan Bank stock, at cost	586,835	663,971
Premises and equipment, net	366,921	322,307
FDIC loss share receivable	280,942	314,915
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	1,146	2,599
Other assets (includes $20,083 and $25,817, respectively, of other real estate owned covered by loss sharing agreements)	1,591,053	1,854,559
Total assets	$49,035,747	$50,317,796

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$13,408,815	$13,069,019
Savings accounts	5,782,697	7,541,566
Certificates of deposit	7,017,413	5,312,487
Non-interest-bearing accounts	2,674,067	2,503,686
Total deposits	28,882,992	28,426,758
Borrowed funds:
Wholesale borrowings	13,549,400	15,389,800
Junior subordinated debentures	358,739	358,605
Total borrowed funds	13,908,139	15,748,405
Other liabilities	205,504	207,937
Total liabilities	42,996,635	44,383,100
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (900,000,000 shares authorized; 487,016,052 and 484,968,024 shares issued; and 487,009,706 and 484,943,308 shares outstanding, respectively)	4,870	4,850
Paid-in capital in excess of par	6,031,540	6,023,882
Retained earnings (accumulated deficit)	54,866	(36,568)
Treasury stock, at cost (6,346 and 24,716 shares, respectively)	(94)	(447)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	5,273	3,031
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(5,280)	(5,318)
Pension and post-retirement obligations, net of tax	(52,063)	(54,734)
Total accumulated other comprehensive loss, net of tax	(52,070)	(57,021)
Total stockholders’ equity	6,039,112	5,934,696
Total liabilities and stockholders’ equity	$49,035,747	$50,317,796

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Interest Income:
Mortgage and other loans	$370,482	$360,723	$357,999	$731,205	$722,503
Securities and money market investments	49,133	63,087	63,621	112,220	128,030
Total interest income	419,615	423,810	421,620	843,425	850,533

Interest Expense:
NOW and money market accounts	15,286	14,619	11,727	29,905	22,779
Savings accounts	7,354	10,208	12,925	17,562	25,258
Certificates of deposit	18,738	15,890	15,729	34,628	32,845
Borrowed funds	52,664	55,227	96,142	107,891	191,786
Total interest expense	94,042	95,944	136,523	189,986	272,668
Net interest income	325,573	327,866	285,097	653,439	577,865
Provision for (recovery of) losses on non-covered loans	2,744	2,721	(1,872)	5,465	(2,742)
(Recovery of) provision for losses on covered loans	(1,849)	(2,897)	2,206	(4,746)	3,083
Net interest income after provision for (recovery of) loan losses	324,678	328,042	284,763	652,720	577,524

Non-Interest Income:
Mortgage banking income	6,957	4,138	15,968	11,095	34,374
Fee income	7,917	7,923	8,778	15,840	17,172
Bank-owned life insurance	6,843	9,336	6,774	16,179	13,478
Net gain on sales of loans	5,878	5,775	8,757	11,653	14,703
Net gain on sales of securities	13	163	592	176	803
FDIC indemnification (expense) income	(1,479)	(2,318)	1,764	(3,797)	2,466
Other income	11,237	10,220	19,268	21,457	31,139
Total non-interest income	37,366	35,237	61,901	72,603	114,135

Non-Interest Expense:
Operating expenses:
Compensation and benefits	85,847	89,304	83,067	175,151	170,276
Occupancy and equipment	23,675	25,815	25,941	49,490	51,240
General and administrative	49,533	41,270	41,577	90,803	84,321
Total operating expenses	159,055	156,389	150,585	315,444	305,837
Amortization of core deposit intangibles	606	846	1,345	1,452	2,929
Merger-related expenses	1,250	1,213	--	2,463	--
Total non-interest expense	160,911	158,448	151,930	319,359	308,766
Income before income taxes	201,133	204,831	194,734	405,964	382,893
Income tax expense	74,673	74,922	71,030	149,595	139,930
Net Income	$126,460	$129,909	$123,704	$256,369	$242,963

Basic earnings per share	$0.26	$0.27	$0.28	$0.52	$0.55
Diluted earnings per share	$0.26	$0.27	$0.28	$0.52	$0.55

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders’ equity, tangible assets, and the related measures are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the company’s peers.
  Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our stockholders’ equity and tangible stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015 and the six months ended June 2016 and 2015:

	At or for the Three Months Ended			At or for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2016	2016	2015	2016	2015
Total Stockholders’ Equity	$6,039,112	$5,984,800	$5,814,623	$6,039,112	$5,814,623
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(1,146)	(1,753)	(5,014)	(1,146)	(5,014)
Tangible stockholders’ equity	$3,601,835	$3,546,916	$3,373,478	$3,601,835	$3,373,478

Total Assets	$49,035,747	$48,515,572	$48,648,532	$49,035,747	$48,648,532
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(1,146)	(1,753)	(5,014)	(1,146)	(5,014)
Tangible assets	$46,598,470	$46,077,688	$46,207,387	$46,598,470	$46,207,387

Average Stockholders’ Equity	$6,029,168	$5,973,381	$5,809,787	$6,001,274	$5,806,069
Less: Average goodwill and core deposit intangibles	(2,437,655)	(2,438,438)	(2,442,007)	(2,438,047)	(2,442,763)
Average tangible stockholders’ equity	$3,591,513	$3,534,943	$3,367,780	$3,563,227	$3,363,306

Average Assets	$48,699,341	$49,951,947	$48,329,195	$49,325,644	$48,548,157
Less: Average goodwill and core deposit intangibles	(2,437,655)	(2,438,438)	(2,442,007)	(2,438,047)	(2,442,763)
Average tangible assets	$46,261,686	$47,513,509	$45,887,188	$46,887,597	$46,105,394

Net Income (1)	$126,460	$129,909	$123,704	$256,369	$242,963
Add back: Amortization of core deposit intangibles, net of tax	364	508	807	871	1,757
Adjusted net income (2)	$126,824	$130,417	$124,511	$257,240	$244,720

GAAP:
Return on average assets	1.04%	1.04%	1.02%	1.04%	1.00%
Return on average stockholders’ equity	8.39	8.70	8.52	8.54	8.37
Book value per share	$12.40	$12.29	$13.09	$12.40	$13.09
Stockholders’ equity to total assets	12.32%	12.34%	11.95%	12.32%	11.95%
Non-GAAP:
Return on average tangible assets	1.10%	1.10%	1.09%	1.10%	1.06%
Return on average tangible stockholders’ equity	14.12	14.76	14.79	14.44	14.55
Tangible book value per share	$ 7.40	$ 7.28	$ 7.59	$ 7.40	$ 7.59
Tangible stockholders’ equity to tangible assets	7.73%	7.70%	7.30%	7.73%	7.30%

(1)	To calculate our returns on average assets and average stockholders’ equity for a period, we divide the net income generated during that period by the average assets and the average stockholders’ equity recorded during that time.
(2)

To calculate our returns on average tangible assets and average tangible stockholders’ equity for a period, we adjust the net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by the average tangible assets and the average tangible stockholders’ equity recorded during that time.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

For the Three Months Ended
June 30, 2016	March 31, 2016	June 30, 2015
Average	Average	Average
Average	Yield/	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$38,853,991	$370,482	3.82%	$38,437,915	$360,723	3.75%	$35,721,805	$357,999	4.01%
Securities and money market investments	4,619,569	49,133	4.26	6,176,122	63,087	4.09	7,381,373	63,621	3.45
Total interest-earning assets	43,473,560	419,615	3.86	44,614,037	423,810	3.80	43,103,178	421,620	3.91
Non-interest-earning assets	5,225,781	5,337,910	5,226,017
Total assets	$48,699,341	$49,951,947	$48,329,195
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,406,017	$15,286	0.46%	$13,285,335	$14,619	0.44%	$12,664,816	$11,727	0.37%
Savings accounts	5,849,980	7,354	0.51	6,863,220	10,208	0.60	7,630,389	12,925	0.68
Certificates of deposit	6,933,766	18,738	1.09	5,915,482	15,890	1.08	5,698,530	15,729	1.11
Total interest-bearing deposits	26,189,763	41,378	0.64	26,064,037	40,717	0.63	25,993,735	40,381	0.62
Borrowed funds	13,386,815	52,664	1.58	15,063,985	55,227	1.47	13,513,317	96,142	2.85
Total interest-bearing liabilities	39,576,578	94,042	0.96	41,128,022	95,944	0.94	39,507,052	136,523	1.39
Non-interest-bearing deposits	2,971,058	2,647,331	2,811,598
Other liabilities	122,537	203,213	200,758
Total liabilities	42,670,173	43,978,566	42,519,408
Stockholders’ equity	6,029,168	5,973,381	5,809,787
Total liabilities and stockholders’ equity	$48,699,341	$49,951,947	$48,329,195
Net interest income (loss)/interest rate spread	$325,573	2.90%	$327,866	2.86%	$285,097	2.52%
Net interest margin	2.99%	2.94%	2.64%
Ratio of interest-earning assets to interest-bearing liabilities	1.10	x	1.08	x	1.09	x

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS YEAR-OVER-YEAR COMPARISON (unaudited)

For the Six Months Ended June 30,
2016	2015
Average	Average
Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$38,645,953	$731,205	3.79%	$35,840,441	$722,503	4.03%
Securities and money market investments	5,397,845	112,220	4.17	7,461,531	128,030	3.44
Total interest-earning assets	44,043,798	843,425	3.83	43,301,972	850,533	3.93
Non-interest-earning assets	5,281,846	5,246,185
Total assets	$49,325,644	$48,548,157
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,345,676	$29,905	0.45%	$12,516,646	$22,779	0.37%
Savings accounts	6,356,600	17,562	0.56	7,579,966	25,258	0.67
Certificates of deposit	6,424,624	34,628	1.08	5,890,751	32,845	1.12
Total interest-bearing deposits	26,126,900	82,095	0.63	25,987,363	80,882	0.63
Borrowed funds	14,225,400	107,891	1.52	13,877,174	191,786	2.79
Total interest-bearing liabilities	40,352,300	189,986	0.95	39,864,537	272,668	1.38
Non-interest-bearing deposits	2,809,195	2,662,117
Other liabilities	162,875	215,434
Total liabilities	43,324,370	42,742,088
Stockholders’ equity	6,001,274	5,806,069
Total liabilities and stockholders’ equity	$49,325,644	$48,548,157
Net interest income/interest rate spread	$653,439	2.88%	$577,865	2.55%
Net interest margin	2.96%	2.66%
Ratio of interest-earning assets to interest-bearing liabilities	1.09	x	1.09	x

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share and per share data)	2016	2016	2015	2016	2015
PROFITABILITY MEASURES:
Net income	$126,460	$129,909	$123,704	$256,369	$242,963
Basic earnings per share	0.26	0.27	0.28	0.52	0.55
Diluted earnings per share	0.26	0.27	0.28	0.52	0.55
Return on average assets	1.04%	1.04%	1.02%	1.04%	1.00%
Return on average stockholders’ equity	8.39	8.70	8.52	8.54	8.37
Efficiency ratio (1)	43.82	43.07	43.40	43.45	44.20
Operating expenses to average assets	1.31	1.25	1.25	1.28	1.26
Interest rate spread	2.90	2.86	2.52	2.88	2.55
Net interest margin	2.99	2.94	2.64	2.96	2.66
Effective tax rate	37.13	36.58	36.48	36.85	36.55
Shares used for basic EPS computation	485,303,073	484,605,397	442,721,173	484,954,235	442,357,774
Shares used for diluted EPS computation	485,303,073	484,605,397	442,721,173	484,954,235	442,357,774
Shares outstanding at the respective period-ends	487,009,706	486,929,814	444,336,836	487,009,706	444,336,836

(1) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	June 30, 2016	March 31, 2016	June 30, 2015
CAPITAL MEASURES:
Book value per share	$12.40	$12.29	$13.09
Tangible book value per share (1)	7.40	7.28	7.59
Stockholders’ equity to total assets	12.32%	12.34%	11.95%
Tangible stockholders’ equity to tangible assets (1)	7.73	7.70	7.30

REGULATORY CAPITAL RATIOS: (2)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	10.19%	10.50%	10.82%
Leverage capital ratio	7.92	7.60	7.68
Tier 1 risk-based capital ratio	10.19	10.50	11.10
Total risk-based capital ratio	11.67	12.05	12.52
New York Community Bank
Common equity tier 1 ratio	10.63%	11.03%	11.41%
Leverage capital ratio	8.32	8.03	7.92
Tier 1 risk-based capital ratio	10.63	11.03	11.41
Total risk-based capital ratio	11.12	11.55	12.02
New York Commercial Bank
Common equity tier 1 ratio	14.89%	14.76%	12.77%
Leverage capital ratio	11.13	10.46	9.34
Tier 1 risk-based capital ratio	14.89	14.76	12.77
Total risk-based capital ratio	15.60	15.45	13.27

(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.
(2)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a leverage capital ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
For New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032